Exhibit 99.1

FOR IMMEDIATE RELEASE

FAIRPOINT COMMUNICATIONS ANNOUNCES EXECUTION OF SUPPLEMENTAL INDENTURE IN CONNECTION WITH THE PRIVATE DEBT EXCHANGE OFFER FOR ITS 13 1/8% SENIOR NOTES DUE 2018

FairPoint is Pleased That Approximately 82% of the Outstanding Notes

Had Been Tendered as of July 17th

CHARLOTTE, N.C. (July 20, 2009) — FairPoint Communications, Inc. (NYSE: FRP) (“FairPoint”) announced today that, as of 5:00 p.m., New York City time, on July 17, 2009, approximately $435.1 million in aggregate principal amount of its 13 1/8% Senior Notes due 2018 (CUSIP No. 305560 AH7) (the “Notes”) (or approximately 82% of the outstanding Notes) had been tendered in its previously announced private exchange offer (the “Exchange Offer”) for all of the outstanding Notes held by qualified institutional buyers and accredited investors (each, a “Holder” and collectively, the “Holders”).  FairPoint currently intends to waive the minimum tender condition in the Exchange Offer and, assuming the other conditions are satisfied, or where permitted, waived by FairPoint, consummate the Exchange Offer promptly following the expiration date of the Exchange Offer (as described herein).

FairPoint also announced that, as of 5:00 p.m., New York City time, on July 17, 2009, it executed a supplemental indenture effecting certain amendments to the indenture under which the Notes were issued (the “Indenture”), which amendments will eliminate or amend substantially all of the restrictive covenants and modify a number of the events of default and certain other provisions presently contained in the Indenture (collectively, the “Proposed Amendments”).  The Proposed Amendments will not become operative unless and until validly tendered Notes are accepted for exchange by FairPoint in the Exchange Offer and, as applicable, FairPoint pays the Consideration for Tenders and the Early Consent Payment, pursuant to the terms of the Exchange Offer.

In addition, pursuant to the terms of the Exchange Offer and the corresponding solicitation of consents from Holders of the Notes (the “Consent Solicitation”) for the Proposed Amendments, as of 5:00 p.m., New York City time, on July 17, 2009, the Withdrawal Deadline and the Early Consent Deadline expired.

The expiration date of the Exchange Offer and Consent Solicitation is 11:59 p.m., New York City time, on July 24, 2009, unless extended.

Documents relating to the Exchange Offer and Consent Solicitation will only be distributed to Holders of Notes who complete and return a letter of eligibility confirming that they are qualified institutional buyers or accredited investors.  Holders who desire a copy of the eligibility letter should contact the Information Agent for the Exchange Offer and Consent Solicitation, Global Bondholder Services Corporation, at (866) 389-1500 (toll free) or (212) 430-3774 (banks and brokers only).

This news release is neither an offer to purchase nor a solicitation of an offer to sell the Notes nor an offer to sell the new 13 1/8% Senior Notes due 2018 that tendering Holders will receive pursuant to the

Exchange Offer.  The Exchange Offer and Consent Solicitation is made only by, and pursuant to the terms set forth in, the Confidential Exchange Offer Memorandum and Consent Solicitation Statement, dated June 24, 2009, as amended by the Supplement to Confidential Exchange Offer Memorandum and Consent Solicitation Statement, dated July 13, 2009, as further amended or supplemented (the “Offering Memorandum”), and the information in this news release is qualified by reference to the Offering Memorandum and the accompanying Letter of Transmittal and Consent.  Subject to applicable law, FairPoint may amend, extend or terminate the Exchange Offer and Consent Solicitation.  Persons with questions regarding the Exchange Offer and Consent Solicitation should contact the Information Agent, Global Bondholder Services Corporation, at (866) 389-1500 (toll free) or (212) 430-3774 (banks and brokers only).

About FairPoint

FairPoint Communications, Inc. is an industry leading provider of communications services to communities across the country. Today, FairPoint owns and operates local exchange companies in 18 states offering advanced communications with a personal touch, including local and long distance voice, data, Internet, television and broadband services. FairPoint is traded on the New York Stock Exchange under the symbol FRP.  Learn more at www.fairpoint.com.

Source: FairPoint Communications, Inc., www.FairPoint.com.

Investor Contact:  Brett Ellis (866) 377-3747; bellis@fairpoint.com

Media Contact: Rose Cummings (704) 602-7304; rcummings@fairpoint.com

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